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EXHIBIT 21

ADOBE SYSTEMS INCORPORATED
SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation
The Americas:
Adobe Incentive Partners, L.P.	California
Adobe International, Inc.	Delaware
Adobe Systems Brasil Limitada	Brazil
Adobe Systems FSC, Inc.	Territory of Guam
Adobe Systems International Limited Partnership	Cayman Islands
Glassbook, Inc.	Delaware
Fotiva, Inc.	Delaware
Europe:
Adobe Systems Benelux BV	The Netherlands
Adobe Systems Danmark ApS	Denmark
Adobe Systems Direct Ltd.	Scotland
Adobe Systems Engineering GmbH	Federal Republic of Germany
Adobe Systems Europe Ltd.	Scotland
Adobe Systems France EURL	France
Adobe Systems GmbH	Federal Republic of Germany
Adobe Systems (Schweiz) GmbH	Federal Republic of Switzerland
Adobe Systems Iberica SL	Spain
Adobe Systems Italia SRL	Italy
Adobe Systems Nordic AB	Sweden
Adobe Systems Norge AS	Norway
Adobe Systems Software Ireland Limited	Ireland
Frame Technology International Limited	Ireland
Asia:
Adobe Systems Company Ltd.	Japan
Adobe Systems India Pvt. Ltd.	India
Adobe Systems Korea Ltd.	Korea
Adobe Systems Pte. Ltd.	Singapore
Adobe Systems Pty. Ltd.	Australia

        All subsidiaries of the registrant are wholly owned, directly or indirectly by Adobe, and do business under their legal names (although Adobe Systems Benelux BV also does business as Adobe Direct).

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  EXHIBIT 21
ADOBE SYSTEMS INCORPORATED SUBSIDIARIES OF THE REGISTRANT